EMPLOYMENT AGREEMENT
BETWEEN
EARTHSHELL CORPORATION
AND
DR. PER JUST ANDERSEN

     This Employment Agreement (the “Agreement”) is entered into this 30th day of March, 2001, but is to be effective as of January 1, 2001 (the “Effective Date”), by and between EarthShell Corporation, a Delaware corporation with its principal office located at 800 Miramonte Drive, Santa Barbara, California (the “Company”), and Dr. Per Just Andersen, a resident of the City of Santa Barbara, California (“Executive”).

AGREEMENT

     1.      Services Provided to the Company.

          Commencing as of the Effective Date, Executive shall be employed by the Company as its Chief Science Officer, and Executive agrees to such employment. Executive shall report directly to the Company's Chief Executive Officer. Because of Executive's position of responsibility and technical expertise, he will be considered an "exempt" employee for labor law purposes.

     2.      Compensation to Executive.

          (a)      Base Salary. During the term of this Agreement, the Company shall pay to Executive a base salary in the amount of $280,000 per annum (the "Base Salary"), payable semi-monthly. The Base Salary shall commence to accrue on the Effective Date. Increases to the Base Salary shall be determined and set from time to time by the Compensation Committee (the "Compensation Committee") of the EarthShell Board of Directors (the "Board"), guided by the accomplishments of critical milestones agreed to in writing by Executive and the Company on an annual basis.

          (b)      Car Allowance. In addition to the Base Salary, during the term of this Agreement, Executive will receive a $1,300 monthly allowance for the lease, operation and maintenance of an automobile of Executive's choosing (the "Automobile Allowance"). The automobile will be leased in Executive's name and Executive will be responsible for discharging all costs and expenses attributable to the automobile.

          (c)      Additional Compensation. Executive may also be entitled to receive (i) an annual bonus in an amount equal to one year's Base Salary provided certain financial and other milestones are met by the Company and Executive, as determined by Executive and the Compensation Committee, and (ii) options or other rights to acquire the Company's common stock pursuant to the Company's 1995 Stock Incentive Plan, under such terms and conditions as are determined by the Stock Option Committee (the "Option Committee") of the Board in its sole discretion.

     3.      Employee Benefits. The Company shall provide to Executive at the Company's expense, coverage under the major medical, hospitalization, disability and other insurance and employee programs maintained by the Company for its officers generally, or if none is made for its officers generally, its employees generally, including any benefit plans that are provided by the Company subsequent to the date of this Agreement. In addition, Executive shall accrue after on the Effective Date all other Company-provided benefits, including sick pay and vacation benefits, that are, from time to time, made available by the Company to its officers generally or, if not made to its officers generally, its employees generally.

          (a)      Vacation. Executive will begin his employment with the Company having an accrued vacation of eight (8) weeks. Executive additionally shall be entitled to four (4) weeks of paid vacation during each twelve (12) month period during the term of this Agreement (prorated for any partial 12-month period). Executive will make reasonable efforts to arrange his vacation schedule so as not to conflict with any special requests by the Company for his time.

     4.      Termination. Executive’s employment hereunder shall be for the period ending November 30, 2002, (subject to such extension as the Company and the Executive may mutually agree); provided either the Company or the Executive may terminate this Agreement prior to such date at upon six (6) months’ written notice. Upon termination of this Agreement, Executive shall be entitled to receive such portion of the Base Salary and Automobile Allowance which has been accrued through the effective date of termination. If the Company terminates Executive’s employment for other than cause, Executive shall be entitled to receive severance pay equal to the lesser of (i) 100% of his Base Salary, or (ii) the annual Base Salary that would have been paid to Executive had he continued to be employed by the Company through November 30, 2002. Cause means the occurrence of any of the following events: (i) willful and continued failure (to include such failure due to (a) death or (b) disability for a consecutive period of ninety (90) days or more) by the Executive to substantially perform his duties with the Company; provided, however, that Executive must be notified by the Company of any such failure to perform his duties and shall have thirty (30) days from the date of such notice to cure such failure; (ii) any act by Executive of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; (iii) indictment of a criminal felony, or (iv) any breach by Executive of this Agreement or the Confidentiality Agreement and which is not cured within ten (10) days of written notification of the breach hereof or thereof. Any severance pay payable to Executive under this Agreement as a result of the Company’s termination of his employment without cause shall be paid no later than the date of termination of Executive’s employment and shall be in full settlement of any claims Executive may have against the Company in connection with this Agreement.

     5.      Confidential and Proprietary Information. Executive agrees to execute and deliver to the Company the attached confidentiality agreement with respect to the Company's confidential and proprietary information.

     6.      General Provisions.

          (a)      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Executive and his heirs and legal representatives. This Agreement is personal to Executive and shall not be assignable by Executive.

          (b)      Entire Agreement/Amendment. This Agreement and the Confidentiality Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any amendment to this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.

          (c)      Applicable Law. The validity of this Agreement and the interpretation and performance of all of its terms shall be construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

          (d)      Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          (e)      Jurisdiction; Legal Proceedings; Arbitration.

               (i)      If any dispute, claim or controversy exists between the parties arising out of or relating to any provision of this Agreement or the Confidentiality Agreement, including any alleged breach hereof or thereof (a “Controversy”), and litigation concerning such Controversy is commenced at a time when Executive is residing in the United States, such litigation shall be brought in the Federal courts, or in the absence of Federal jurisdiction, in the state courts having subject matter jurisdiction over the Controversy, in Los Angeles, California. Each party irrevocably and unconditionally submits to the jurisdiction of such courts and agrees to take any and all further action necessary to submit to the jurisdiction of such courts (including the acceptance of service of process). Each party irrevocably waives any objection that it now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against any party in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of such party, or by appropriate proceedings under any applicable treaty or otherwise.

               (ii)      Any Controversy that arises at a time when Executive is residing outside the Untied States and which is not related to a litigation proceeding that was commenced while Executive is residing in the United States, shall be submitted to, and determined by, any court having competent jurisdiction.

               (iii)      Nothing in this Agreement shall limit the rights of any of the parties to seek in any court of competent jurisdiction such equitable or interim relief as may be needed to maintain the status quo, to prevent irreversible harm or to otherwise protect the subject matter of any Controversy until the matter shall have been finally resolved. For the avoidance of doubt, any actual or threatened beach of the Confidentiality Agreement shall be considered a circumstance in which equitable or interim relief is appropriate.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                       EARTHSHELL CORPORATION,
                       a Delaware corporation

                       By:   /s/ Scott Houston

                       Title: Chief Financial Officer

                       DR. PER JUST ANDERSEN

                          /s/ Per J. Andersen